Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Callon Petroleum Company:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-176061, 333-212044, 333-109744, 333-188008, and 333-224829) and the registration statement on Form S-3ASR (No. 333-230748) of Callon Petroleum Company of our report dated February 27, 2017, with respect to the consolidated statements of income, shareholders’ equity, and cash flow of Carrizo Oil & Gas, Inc. for the year-ended December 31, 2016, and the related notes, which report appears in the Form 8-K of Callon Petroleum Company dated December 20, 2019.

/s/ KPMG LLP

Houston, Texas

December 20, 2019